hopTo Inc. Announces Third Quarter 2016

Business Update and Results

CAMPBELL, Calif. – November 21, 2016 – hopTo Inc. (OTCQB: HPTO), developer and provider of the most comprehensive mobile productivity platform, today announced its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Update:

●	Revenue of $899 thousand

●	Net Loss of $462 thousand

●	Basic and diluted loss per share of $0.05

Third Quarter 2016 Operational Summary and Business Update

“As we have previously communicated to our shareholders in our August 15, 2016 earnings call and our Form 10-Q filed with the Securities and Exchange Commission (“SEC”) as well as our other SEC filings, throughout the first half of 2016 we did not succeed in monetizing our hopTo Work product despite our best efforts with the limited resources available to us,”stated Eldad Eilam, President and CEO of hopTo Inc.

“Despite this lack of success with hopTo Work, our GO-Global business continues to generate positive cash flow and, while it is seeing some reduction in revenue, we expect it to continue to generate cash. Owning and operating GO-Global has always been an important aspect of our overall company and provides us and our shareholders with some hedge against the risk and expense of seeking to launch a new product like hopTo Work.”

“We continue to work to extract value from the hopTo technology, intellectual property and software that we have built. We are also evaluating opportunities related to GO-Global. Although there is no certainty as to timing or success of these efforts, and shareholders should not place any significant reliance on the outcome of such efforts unless and until definitive agreements are reached. This may include the sale of certain of our hopTo software products, the sale of patents, and the monetization of the GO-Global business or some combinations of these transactions. To assist with the possible sale of patents we have retained the services of Aqua Licensing LLC, a specialist in the marketing and sales of IP portfolios. “

“Although we continue to believe we have a number of opportunities to extract value from our hopTo and GO-Global assets, there are significant risks and uncertainties associated with those efforts. Our Quarterly Report on Form 10-Q that was filed on August 15, 2016 included additional new risk factors in this regard. In addition, although our GO-Global business continues to generate cash, due to our recent conclusion that it is unlikely we will generate revenue from hopTo Work in the reasonably foreseeable future, our Quarterly Report on Form 10-Q which was filed today with the SEC continues to include disclosure regarding our determination that there are substantial doubts about our ability to continue as a going concern. We nevertheless intend to further manage our expenses to preserve as many opportunities for the company as reasonably possible. In particular, we will seek to preserve resources to enable the continued operation and customer support of our GO-Global business, which we believe is achievable given the positive cash flow profile of that business. Although maintaining our SEC filing status is a significant expense, we are considering all options to preserve value for shareholders, including potentially suspending or terminating our filing status, however we have not made any decision to do so.”

Results for the Nine Months Ended September 30, 2016

In the nine months of Fiscal Year 2016, the Company recognized $2.86 million in revenue, a year-over-year decrease of approximately 28% from $3.96 million in 2015. This revenue is entirely from the Company’s Go-Global products and services and the decrease is due primarily to a number of unique large orders which we received in the first half of 2015. Gross profit for the first nine months of 2016 was $2.73 million, compared to $3.64 million for the same period of 2015, a year over year decrease of 25% commensurate with the change in revenue.

For the nine months of 2016, the Company reported an operating loss of $1.9 million, which was an improvement of approximately 45% compared with the $3.49 million loss from the same period last year.

The total operating expense for the nine months of 2016 was $4.64 million, which is a year-over-year improvement of $2.49 million from $7.13 million that we reported for the same period in 2015.

Third Quarter Ended September 30, 2016

Total revenue for the third quarter 2016 of $899 thousand represents a decrease of 20% from $1.13 million for the same period in the prior year. This revenue is entirely from the Company’s Go-Global products and services and the decrease is due primarily to a number of unique large orders which we received in the second quarter of 2015.

Gross profit for the third quarter of 2016 amounted to $890 thousand as compared to $1.02 million, for the same period in 2015.

Total operating expenses for the third quarter were $1.4 million, compared to $2.23 million for the same period in 2015.

hopTo reported a net loss for the quarter ended June 30, 2016 of $462 thousand, or $0.05 per basic and diluted share , compared to $1.21 million or $0.14 per basic and diluted share for the same period in 2015.

As of September 30, 2016 the Company had cash of $364 thousand and accounts receivable of $150 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its financial results for this quarter.

In lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions for 48 hours after the filing of our Form 10-Q on November 21, 2016. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or before November 30, 2016. We will also post the answers at investors.hopto.com.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity by enabling individuals to Search, Access, Create, Edit and Share content from their mobile devices, efficiently and effectively, by leveraging any combination of on-premise or cloud stored content, documents and data as well as enterprise applications. The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: our lack of cash resources makes it extremely difficult to execute on our efforts to extract value from our hopTo and Go-Global assets, and creates risks that we may be unable to realize full value for such assets; we may be unable to manage our expenses to a degree to preserve our opportunities to extract value from our assets, and may be forced to sell them at unfavorable prices; there is no assurance that any transaction will be achieved for any hopTo assets in a timely manner, on reasonable terms, or at all; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents we have filed with the SEC, including the new risk factors in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 which was filed on August 15, 2016.

Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

hopTo Inc.
Condensed Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$364,100	$1,777,300
Accounts receivable, net	150,500	434,900
Prepaid expenses	98,300	139,200
Total current assets	612,900	2,351,400
Capitalized software, net	-	20,800
Property and equipment, net	161,600	252,500
Other assets	109,000	109,000
Total assets	$883,500	$2,733,700

Liabilities and stockholders' deficit
Accounts payable and accrued liabilities	$885,000	$1,018,000
Deferred revenue	1,705,100	2,467,000
Deferred rent	61,600	21,000
Capital lease	9,000	8,400
Other current liabilities	392,900	-
Total current liabilities	3,053,600	3,514,400

Warrants liability	-	31,600
Deposit liability	81,400	81,400
Deferred revenue	1,704,600	1,465,800
Deferred rent	9,300	26,700
Capital lease	-	6,800
Stockholders' deficit	(3,965,400)	(2,393,000)
Total liabilities and stockholders' deficit	$883,500	$2,733,700

Condensed Consolidated Statements of Operations

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$898,500	$1,128,800	$2,864,400	$3,958,700
Costs of revenue	8,300	108,900	129,500	319,200
Gross profit	890,200	1,019,900	2,734,900	3,639,500
Operating expenses
Selling and marketing	93,900	419,800	664,600	1,373,500
General and administrative	821,600	773,300	2,114,600	2,452,400
Research and development	491,500	1,038,400	1,860,900	3,304,500
Total operating expenses	1,407,000	2,231,500	4,640,100	7,130,400
Loss from operations	(516,800)	(1,211,600)	(1,905,200)	(3,490,900)
Other income (expense) - change in fair value of warrants liability	54,400	(2,400)	29,300	126,900
Other income (expense), net	1,100	200	3,700	(100)
Loss before provision for income tax	(461,300)	(1,213,800)	(1,872,200)	(3,364,100)
Provision for income tax	700	700	2,300	3,300
Net loss	$(462,000)	$(1,214,500)	$(1,874,500)	$(3,367,400)

Basic and diluted loss per share	$(0.05)	$(0.14)	$(0.19)	$(0.42)
Average weighted common shares outstanding - basic and diluted	9,784,163	8,937,264	9,763,111	8,006,689